HECO Exhibit 4
DESCRIPTION OF REGISTRANT'S SECURITIES
Hawaiian Electric Company, Inc. (“Hawaiian Electric”) is authorized to issue 50,000,000 shares of common stock (“Common Stock”), in addition to 5,000,000 shares of Cumulative Preferred Stock, par value $20 per share, and 5,000,000 shares of Cumulative Preferred Stock, par value $100 per share (collectively, the “Preferred Stock”). Hawaiian Electric Industries, Inc. (“HEI”) owns 100% of the outstanding and authorized, fully paid and non-assessable shares of Common Stock.
The following description of the Common Stock and the related provisions of Hawaiian Electric’s Amended Articles of Incorporation (as amended, the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) are summaries and are qualified by reference to its Articles and Bylaws, which have been previously filed with the Securities and Exchange Commission (“SEC”), as well as by applicable Hawaii law.
Common Stock
Dividends. Subject to the restrictions referred to below and to the preferential rights of the Preferred Stock, dividends on the Common Stock will be paid, if and when as determined by the Board of Directors of Hawaiian Electric (the “Board”), out of funds legally available for this purpose. Hawaiian Electric may not declare or pay dividends on the Common Stock (or set apart any funds or assets for the payment of any such dividends, other than dividends consistently solely of Common Stock) unless full dividends then due on the Preferred Stock have been paid for the then-current and all previous periods, to the extent any such Preferred Stock is outstanding.
The ability of Hawaiian Electric to pay dividends or make other distributions to HEI, or to make loans or extend credit to or purchase assets from HEI, is subject to contractual, statutory and regulatory restrictions, including, without limitation, the provisions of an agreement with the Hawaii Public Utilities Commission (the “PUC”), as well as restrictions and limitations set forth in debt instruments and guarantees of HEI, Hawaiian Electric or their subsidiaries. See “Business-HEI Consolidated-Regulation” in HEI’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more complete description of Hawaiian Electric’s ability to pay dividends or make other distributions to HEI.
Voting Rights. Except as otherwise provided by law and subject to the voting rights of holders of the Preferred Stock, to the extent any is outstanding, the holders of the Common Stock have the exclusive right to vote for the election of directors of the Board and for all other purposes. Holders of the Common Stock are entitled to one vote per share on all matters presented to shareholders. The Common Stock will vote together as a single class. At annual and special meetings of shareholders, a majority of the outstanding shares of Common Stock constitutes a quorum, and, if a quorum is present, directors are elected by a plurality of the votes cast and action on other matters are taken if the votes cast in favor of the action exceed the votes cast against the action.
Liquidation Rights. After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Common Stock and entitled to share, ratably, in the distribution of all remaining assets.
Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issuances of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.
Restriction on Purchases of Shares and Consequences of Substantial Holdings under Hawaii Law
Under provisions of Hawaii law regulating public utilities, not more than 25% of the issued and outstanding voting stock of certain public utility corporations, including Hawaiian Electric and its wholly owned electric utility subsidiaries, may be held, directly or indirectly, by any single foreign corporation or any single nonresident alien, or held by any person, without the prior approval of the PUC. The acquisition of more than 25% of the issued and outstanding voting stock of HEI in one or more transactions might be deemed to result in the holding of more than 25% of the Common Stock. In addition, HEI is subject to an agreement entered into with the PUC when Hawaiian Electric became a wholly-owned subsidiary of HEI. This agreement provides that the acquisition of HEI by a third party, whether by purchase, merger, consolidation or otherwise, requires the prior written approval of the PUC.

The Hawaii Control Share Acquisition Act places restrictions on the acquisition of ranges of voting power (starting at 10% and at 10% intervals up to a majority) for the election of directors unless the acquiring person obtains approval of the acquisition, in the manner specified in the Hawaii Control Share Acquisition Act, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, exclusive of the shares beneficially owned by the acquiring person, and consummates the proposed control share acquisition within 180 days after shareholder approval. If such approval is not obtained, the statute provides that the shares acquired may not be voted for a period of one year from the date of acquisition, the shares will be nontransferable on Hawaiian Electric’s books for one year after acquisition and the Company, during the one-year period, Hawaiian Electric has the right to call the shares for redemption either at the prices at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.